SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           SCHEDULE 13G
                          (Rule 13d-102)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                  FILED PURSUANT TO RULE 13d-2(b)
      (Amendment No. ______)1

                             DATALEX PLC
                         (Name of Issuer)

                  Ordinary Shares of Ten Cents Each
                  (Title of Class of Securities)

                              23803V102
                          (CUSIP Number)

                 Piper Marbury Rudnick & Wolfe LLP
                    1251 Avenue of the Americas
                     New York, New York 10020
                 Attention: Alycia M. Vivona, Esq.
                           (212) 835-6235
    (Name, Address and Telephone Number of Person Authorized to
                Receive Notices and Communications)

                          October 20, 2000
       Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-(c)

      [x]  Rule 13d-(d)

----------------------

      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23803V102            13G                  Page 2 of 9 Pages

----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     IIU Nominees Limited
----------------------------------------------------------------------------
----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
----------------------------------------------------------------------------
----------------------------------------------------------------------------
3    SEC USE ONLY
----------------------------------------------------------------------------
----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Ireland
----------------------------------------------------------------------------
              --------------------------------------------------------------
              5   SOLE VOTING POWER

  NUMBER OF       4,838,610

              --------------------------------------------------------------
              --------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY        -0-
              --------------------------------------------------------------
              --------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         4,838,610
              --------------------------------------------------------------
              --------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER

                  -0-
              --------------------------------------------------------------
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,838,610
----------------------------------------------------------------------------
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

----------------------------------------------------------------------------
----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.4%
----------------------------------------------------------------------------
----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
----------------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23803V102            13G                  Page 3 of 9 Pages

----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bottin (International) Investments Limited
----------------------------------------------------------------------------
----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |_|
----------------------------------------------------------------------------
----------------------------------------------------------------------------
3    SEC USE ONLY
----------------------------------------------------------------------------
----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Gibraltar
----------------------------------------------------------------------------
              --------------------------------------------------------------
              5   SOLE VOTING POWER

  NUMBER OF       4,838,610

              --------------------------------------------------------------
              --------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY        -0-
              --------------------------------------------------------------
              --------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         4,838,610
              --------------------------------------------------------------
              --------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER

                  -0-
              --------------------------------------------------------------
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,838,610
----------------------------------------------------------------------------
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      |_|


----------------------------------------------------------------------------
----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.4%
----------------------------------------------------------------------------
----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT*

CUSIP No. 23803V102            13G                  Page 4 of 9 Pages

----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dermot F. Desmond
----------------------------------------------------------------------------
----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
----------------------------------------------------------------------------
----------------------------------------------------------------------------
3    SEC USE ONLY
----------------------------------------------------------------------------
----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Ireland
----------------------------------------------------------------------------
              --------------------------------------------------------------
              5   SOLE VOTING POWER

  NUMBER OF       4,838,610

              --------------------------------------------------------------
              --------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY        -0-
              --------------------------------------------------------------
              --------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         4,838,610
              --------------------------------------------------------------
              --------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER

                  -0-
              --------------------------------------------------------------
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,838,610
----------------------------------------------------------------------------
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      |_|


----------------------------------------------------------------------------
----------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.4%
----------------------------------------------------------------------------
----------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
----------------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13G


Item 1(a). Name of Issuer:  DATALEX PLC

Item 1(b). Address of Issuers Principal Executive Offices:

Howth House, Harbour Road, Howth, Co Dublin, Ireland

Item 2(a). Name of Persons Filing:

(i)   IIU Nominees Limited, as direct beneficial owner.

(ii)  Bottin (International) Investments Limited, as indirect beneficial owner.

(iii) Dermot F. Desmond, as indirect beneficial owner.

Item 2(b). Addresses of Principal Business Offices:

(i) IIU Nominees Limited, care of International Investment & Underwriting Limited, IFSC House, Custom House Quay, Dublin 1, Ireland.

(ii)  Bottin  (International)  Investments Limited, 57/63 Line Wall
Road, Gibraltar.

(iii) Dermot  F.  Desmond,  care  of  International   Investment  &
Underwriting  Limited,  IFSC House,  Custom  House Quay,  Dublin 1,
Ireland.

Item 2(c). Citizenship:

(i)   IIU Nominees Limited is an Irish corporation.

(ii) Bottin (International) Investments Limited is a Gibraltar limited company.

(iii) Dermot F. Desmond is an Irish citizen.

Item 2(d). Title of Class of Securities:  Ordinary  Shares  of  Ten
Cents Each

Item 2(e). CUSIP Number:  23803V102

Item 3.  If this  Statement is Filed  Pursuant to Rules 13d-1(b) or
(c), Check Whether the Person Filing is a:

      (a)  [ ]  Broker or dealer  registered  under  Section  15 of the Exchange Act.
      (b)  [ ]  Bank is defined in Section 3(a)(6) of the Exchange Act.
      (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d)  [ ]  Investment company registered under Section 8 of the Investment Company Act.
      (e)  [ ]  An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E).

      (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).
      (g)  [ ]  A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
      (h)  [ ]  A savings  association  as defined in Section  3(b)
                  of the Federal Deposit Insurance Act.
      (i)  [ ]  A church plan that is excluded from the  definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.         Ownership.

Provide the following  information  regarding the aggregate  number
and   percentage   of  the  class  of   securities  of  the  issuer
identified in Item 1.

      (a)  Amount beneficially owned:     4,838,610

      (b)  Percent of class:   7.41%

      (c)  Number of shares as to which such person has:

           (i)  Sole power to vote or direct the vote:  4,838,610

           (ii) Shared power to vote or direct the vote: 4,838,610

           (iii)Sole power to  dispose  or direct  the  disposition
           of:  4,838,610

           (iv) Shared  power to dispose or direct the  disposition
           of:  4,838,610

Item 5.         Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.      Identification and Classification of Members of the Group.

Not applicable

Item 9.      Notice of Dissolution of Group.

Not applicable.

Item 10.     Certification.

Not applicable.

                     [Signature page follows]

                             SIGNATURE

After  reasonable  inquiry  and to the  best  of my  knowledge  and
belief,   I  certify  that  the   information  set  forth  in  this
statement is true, complete and accurate.

Dated:  February 14, 2001

                               IIU NOMINEES LIMITED

                               By: /s/ Chris McHugh
                                   -------------------------------
                                   Name:   Chris McHugh
                                   Title:  Director

                               Bottin (International) Investments Limited

                               By: /s/ Brenda B. Avellano
                                   ______________________________
                                   Name:   Brenda B. Avellano
                                   Title:  Director


                                   /s/ Dermot F. Desmond
                                   ______________________________
                                   Dermot F. Desmond

                      JOINT FILING AGREEMENT

      The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement, or any subsequent Statement on Schedule 13D relating to this investment, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 14, 2001

                               IIU NOMINEES LIMITED

                               By: /s/ Chris McHugh
                                  ________________________________
                                  Name:   Chris McHugh
                                  Title:  Director

                               Bottin (International) Investments Limited

                               By: /s/ Brenda B. Avellano
                                  ________________________________
                                  Name:   Brenda B. Avellano
                                  Title:  Director


                                  /s/ Dermot F. Desmond
                                  _________________________________
                                  Dermot F. Desmond


                                  Page 8 of 9